Exhibit 99.1

News Release Contact: Gail A. Gerono 412.787.6795 www.calgoncarbon.com
CALGON CARBON SETTLES LAWSUIT WITH
FOR YOUR EASE ONLY, INC.
PITTSBURGH, PA — January 5, 2011 — Calgon Carbon Corporation (NYSE: CCC) announced today that it has reached a settlement agreement with For Your Ease Only, Inc. (FYEO). Under terms of the agreement, Calgon Carbon will pay FYEO $4.3 million in exchange for FYEO withdrawing its lawsuit seeking a declaration from the U.S. District Court for the Northern District of Illinois that FYEO did not infringe Calgon Carbon’s patent covering anti-tarnish jewelry boxes, and claiming that Calgon Carbon tortuously interfered with the relationship between FYEO and its retailer. FYEO will also dismiss its appeal pending in the Seventh Circuit Court of Appeals in a related case and will release any other claims.
Calgon Carbon and FYEO have been competitors in the sale of jewelry boxes through a common retailer. The company is exiting that business effective immediately and will no longer produce its PreZerve® product line which accounted for less than $2.0 million of Calgon Carbon’s 2009 total sales. The company will, however, continue to produce and market its activated carbon cloth for other applications.
Calgon Carbon had previously accrued $1.0 million for the FYEO suit. In December 2010, the company agreed to pay ADA-ES, Inc. $7.2 million to resolve another legal matter for which Calgon Carbon had previously accrued $12.0 million.
Commenting on the settlement with FYEO, John S. Stanik, chairman, president and chief executive officer of Calgon Carbon, said, “We have been trying to resolve this matter for nearly ten years, and we are glad to put it behind us. The settlement agreement is consistent with our initiative to address outstanding legal and environmental contingency matters.”
Calgon Carbon Corporation, headquartered in Pittsburgh, Pennsylvania, is a global leader in services and solutions for making water and air safer and cleaner.
For more information about Calgon Carbon’s leading activated carbon and ultraviolet technology solutions for municipalities and industries, visit www.calgoncarbon.com.

Calgon Carbon Corporation • 400 Calgon Carbon Drive • Pittsburgh, PA 15205 • 412.787.6700

This news release contains historical information and forward-looking statements. Forward-looking statements typically contain words such as “expect,” “believe,” “estimate,” “anticipate,” or similar words indicating that future outcomes are uncertain. Statements looking forward in time, including statements regarding future growth and profitability, price increases, cost savings, broader product lines, enhanced competitive posture and acquisitions, are included in the company’s most recent Annual Report pursuant to the “safe harbor” provision of the Private Securities Litigation Reform Act of 1995. They involve known and unknown risks and uncertainties that may cause the company’s actual results in future periods to be materially different from any future performance suggested herein. Further, the company operates in an industry sector where securities values may be volatile and may be influenced by economic and other factors beyond the company’s control. Some of the factors that could affect future performance of the company are higher energy and raw material costs, costs of imports and related tariffs, labor relations, capital and environmental requirements, changes in foreign currency exchange rates, borrowing restrictions, validity of patents and other intellectual property, and pension costs. In the context of the forward-looking information provided in this news release, please refer to the discussions of risk factors and other information detailed in, as well as the other information contained in the company’s most recent Annual Report.
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Calgon Carbon Corporation • 400 Calgon Carbon Drive • Pittsburgh, PA 15205 • 412.787.6700 • www.calgoncarbon.com